----------------
 FORM 5
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 [ ] Check box if no longer subject           U.S. SECURITIES AND EXCHANGE COMMISSION                         OMB APPROVAL
     to Section 16. Form 4 or Form 5                   WASHINGTON, D.C. 20549                                 ------------
     obligations may continue.  See      ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP           OMB Number 3235-0362
     Instruction 1(b).                                                                                 Expires:  October 31, 2001
                                    Filed pursuant to Section 16(a) of the Securities Exchange Act     Estimated average burden
 [ ] Form 3 Holdings Reported      of 1934, Section 17(a) of the Public Utility Holding Company Act    hours per response:.......1.0
                                    of 1935 or Section 30(f) of the Investment Company Act of 1940
 [ ] Form 4 Transactions Reported

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1. Name and Address of              | 2. Issuer Name and Ticker or Trading Symbol   | 6. Relationship of Reporting
   Reporting Person*                |                                               |    Person to Issuer
                                    |                                               |            (Check all applicable)
                                    |                                               |
                                    |                                               | __X___ Director          ______ 10% Owner
                                    |                                               | ______ Officer  (give    ______ Other (specify
                                    |                                               |                  title                 below)
Beliveau, Eugene A.                 |       LSB Corporation (LSBX)                  |                  below)
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(Last)       (First)      (Middle)  | 3. IRS Identification   | 4. Statement for    |
                                    |    Number of Reporting  |    Month/Year       |
c/o LSB Corporation                 |    Person if an Entity  |                     |
30 Massachusetts Avenue             |    (Voluntary)          |                     |
                                    |                         | December 2001       |
------------------------------------|                         |---------------------------------------------------------------------
            (Street)                |                         | 5. If Amendment,    | 7. Individual or Joint/Group Filing
                                    |                         |    Date of Original |    (Check Applicable Line)
                                    |                         |    (Month/Year)     |
                                    |                         |                     |
No. Andover, MA   01845             |                         |                     |  ___X__ Form filed by One Reporting Person
                                    |                         |                     |  ______ Form filed by More than One Reporting
                                    |                         |                     |         Person
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(City)       (State)       (Zip)    |
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                 TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security   | 2. Transaction   | 3. Transaction | 4. Securities        | 5. Amount of    | 6. Ownership   | 7. Nature of
   (Instr. 3)          |    Date (Month/  |    Code        |    Acquired (A) or   |    Securities   |    Form:       |    Indirect
                       |    Day/Year)     |    (Instr. 8)  |    Disposed of (D)   |    Beneficially |    Direct (D)  |    Beneficial
                       |                  |                |    (Instr. 3, 4      |    Owned at End |    or Indirect |    Ownership
                       |                  |                |    and 5)            |    of Issuer's  |    (I)         |    (Instr. 4)
                       |                  |                |                      |    Fiscal Year  |    (Instr. 4)  |
                       |                  |                |                      |    (Instr. 3    |                |
                       |                  |                |                      |    and 4)       |                |
                       |                  |                |----------------------|                 |                |
                       |                  |                | Amount |(A) or |Price|                 |                |
                       |                  |                |        |(D)    |     |                 |                |
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    COMMON STOCK       |                  |                |        |       |     |        1,775    |       D        |
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    COMMON STOCK       |                  |                |        |       |     |          700    |       I        |  HOUSEHOLD
                       |                  |                |        |       |     |                 |                |  MEMBER (1)
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                       |                  |                |        |       |     |                 |                |
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                       |                  |                |        |       |     |                 |                |
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                       |                  |                |        |       |     |                 |                |
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* If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.            (Over)
                                                      (Print or Type Responses)

(1) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for any purpose.


FORM 5 (CONTINUED)                    TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative | 2. Conver-  | 3. Transac-  | 4. Transac- | 5.  Number of  | 6. Date Exercisable  | 7. Title and Amount of
   Security (Instr. 3) |    sion or  |    tion Date |    tion     |     Derivative |    and Expiration    |    Underlying
                       |    Exercise |    (Month/   |    Code     |     Securities |    Date (Month/      |    Securities
                       |    Price of |    Day/Year) |    (Instr.  |     Acquired   |    Day/Year)         |    (Instr. 3 and 4)
                       |    Deriva-  |              |    8)       |     (A) or     |                      |
                       |    tive     |              |             |     Disposed   |                      |
                       |    Security |              |             |     of (D)     |                      |
                       |             |              |             |     (Instr. 3, |                      |
                       |             |              |             |     4, and 5)  |                      |
                       |             |              |             |                |                      |
                       |             |              |             |----------------|----------------------|------------------------
                       |             |              |             |  (A)  |   (D)  |  Date   | Expiration |    Title |  Amount or
                       |             |              |             |       |        |  Exer-  |    Date    |          |  Number of
                       |             |              |             |       |        |  cisable|            |          |   Shares
-----------------------|-------------|--------------|-------------|-------|--------|---------|------------|----------|-------------
     STOCK OPTION      |    $6.00    |              |             |       |        | (1)     | 4/25/06    |  COMMON  |    2,000
    (RIGHT TO BUY)     |             |              |             |       |        |         |            |  STOCK   |
-----------------------|-------------|--------------|-------------|-------|--------|---------|------------|----------|-------------
     STOCK OPTION      |    $9.125   |              |             |       |        | (2)     | 7/22/09    |  COMMON  |    3,000
    (RIGHT TO BUY)     |             |              |             |       |        |         |            |  STOCK   |
-----------------------|-------------|--------------|-------------|-------|--------|---------|------------|----------|-------------
     STOCK OPTION      |    $13.90   |              |             |       |        | (3)     | 7/26/11    |  COMMON  |    2,000
    (RIGHT TO BUY)     |             |              |             |       |        |         |            |  STOCK   |
-----------------------|-------------|--------------|-------------|-------|--------|---------|------------|----------|-------------
                       |             |              |             |       |        |         |            |          |
                       |             |              |             |       |        |         |            |          |
-----------------------|-------------|--------------|-------------|-------|--------|---------|------------|----------|-------------
                       |             |              |             |       |        |         |            |          |
                       |             |              |             |       |        |         |            |          |
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                       |             |              |             |       |        |         |            |          |
                       |             |              |             |       |        |         |            |          |
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| 8. Price of   | 9. Number of     | 10. Ownership of  | 11. Nature of
|    Derivative |    Derivative    |     Derivative    |     Indirect
|    Security   |    Securities    |     Security:     |     Beneficial
|    (Instr. 5) |    Beneficially  |     Direct (D)    |     Ownership
|               |    Owned at End  |     or Indirect   |     (Instr. 4)
|               |    of Year       |     (I)           |
|               |    (Instr. 4)    |     (Instr. 4)    |
|               |                  |                   |
|               |                  |                   |
|               |                  |                   |
|               |                  |                   |
|               |                  |                   |
|               |                  |                   |
|               |                  |                   |
|---------------|------------------|-------------------|-------------------
|               |      2,000       |         D         |
|               |                  |                   |
|---------------|------------------|-------------------|-------------------
|               |      3,000       |         D         |
|               |                  |                   |
|---------------|------------------|-------------------|-------------------
|               |      2,000       |         D         |
|               |                  |                   |
|---------------|------------------|-------------------|-------------------
|               |                  |                   |
|               |                  |                   |
|---------------|------------------|-------------------|-------------------
|               |                  |                   |
|               |                  |                   |
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|               |                  |                   |
|               |                  |                   |
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Explanation of Responses:
    (1) Option is fully exercisable.
    (2) The option becomes exercisable in three annual increments of 1,500 shares on 7/22/00, 750 shares on 7/22/01, and 750 shares on 7/22/02.
    (3) The option becomes exercisable in three annual increments of 1,000 shares on 7/26/02, 500 shares on 7/26/03, and 500 shares on 7/26/04.


                                                                                  /s/ Eugene A. Beliveau                01/29/02
                                                                                 -----------------------------------   -----------
                                                                                  **Signature of Reporting Person         Date


**Intentional misstatements or omissions of facts constitute
  Federal Criminal Violations
  See 18 U.S.C. 1001 and U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.



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